Exhibit 99.1

107 Selden Street, Berlin, CT 06037

Northeast Utilities Service Company
P.O. Box 270
Hartford, CT 06141-0270
(860) 665-3258

Fax (860) 665-3847

Randy A. Shoop

Vice President and Treasurer

Date:

July 2, 2009

To:

Holders of the following series of Senior Notes of

Western Massachusetts Electric Company (“Company”)

Senior Notes, Series A, Due 2013 (CUSIP NO: 958587 BD8)

Senior Notes, Series B, Due 2034 (CUSIP NO: 958587 BE6)

Senior Notes, Series C, Due 2015 (CUSIP NO: 958587 BF3)

Senior Notes, Series D, Due 2037 (CUSIP NO: 958587 BG1)

   (Collectively, the “Senior Notes”)

From:

Randy A. Shoop

Vice President and Treasurer

Western Massachusetts Electric Company

Re:

Proposed Amendment and Restatement of Senior Note Indenture dated

September 1,

2003 between the Company and The Bank of New York

Mellon, Trustee (Successor to The Bank of New York) (the “Indenture”)

On July 2, 2009, the Company filed an application with the Massachusetts Department of Public Utilities (“DPU”) to issue and sell up to $150 million of senior secured or unsecured debt.  Subject to approval by the DPU, and if market conditions continue to favor secured debt, the Company expects that most of the new debt that it would issue in future years will be first mortgage bonds (“First Mortgage Bonds”).

If the Company decides to issue First Mortgage Bonds, the Company will be obligated to secure its four series of Senior Notes, of which you are the holders, equally and ratably with such new First Mortgage Bonds pursuant to the ”limitation on liens” covenant set forth in Section 1007 of the Indenture.

The Company does not expect to issue new debt, either secured or unsecured, in 2009, but could issue such debt as early as the first quarter of 2010. In such event, and assuming it decides to issue First Mortgage Bonds, the Company would amend and restate the Indenture to add provisions needed to equally and ratably secure both the Senior Notes and new First Mortgage Bonds with a first mortgage lien on substantially all of the Company’s tangible properties.

To facilitate compliance with the limitation on liens covenant and the related amendment and restatement of the Indenture, each of the Senior Notes would be exchanged by the Trustee for a First Mortgage Bond of like principal amount (each, an “Exchange Bond”), which would contain interest payment, maturity, redemption and other economic terms identical to such Senior Notes. The proposed amendment and restatement of the Indenture preserves the existing material covenants of the Indenture for the benefit of the holders of the Exchange Bonds so long as they remain outstanding.

Since the amendments to the Indenture being proposed are either related to equally and ratably securing the Senior Notes or are otherwise not materially adverse to your interests, they can be effected by the Company without your consent pursuant to Section 901 of the Indenture. The Trustee has reviewed the proposed amended and restated Indenture (“Amended Indenture”), agrees that the proposed changes do not require your consent, and is prepared to execute the Amended Indenture upon the Company’s request.

The execution and delivery of the Amended Indenture and the exchange of the Senior Notes for the Exchange Bonds could occur as early as October 1, 2009.  However, as noted, the Company has yet to make a final determination to proceed with the issuance of secured debt. In addition, proceedings before the DPU could extend longer than presently anticipated, and other unforeseen circumstances could also delay the transaction.

We will keep you advised as to timing and our intentions from time to time in the future as we learn more and continue to evaluate our financing plans for the Company.

Feel free to contact Jeff Kotkin, Northeast Utilities Service Company’s Vice President – Investor Relations (860-665-5154), should you have any questions.

Sincerely,

/s/ Randy A. Shoop

cc:  Peter M. Murphy, BNY Mellon

       Vaneta I. Bernard, BNY Mellon

       Jeffrey R. Kotkin